Griffin Institutional Access Real Estate Fund

Terms of New or Amended Securities

Griffin Institutional Access Real Estate Fund (the "Registrant"), which offers one share class began offering shares on July 2, 2014.  Post−Effective Amendment No. 3 to the Registrant's Registration Statement, Accession Number 0001193125-14-249613, which includes the terms of the class shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.